HomeStreet Reports Second Quarter 2020 Results

Fully diluted EPS $0.81 Core EPS $0.86	ROATE: 11.4% ROATE: Core 12.2%	Tangible BV per share $28.73
SEATTLE –July 27, 2020 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended June 30, 2020. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“I am very proud of what we accomplished at HomeStreet during the second quarter of 2020,” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “Strong mortgage banking profitability, significantly lower cost of deposits and the impact of our focus on cost efficiency contributed to solid financial performance. I would like to thank all of our employees for their hard work delivering these exceptional results under difficult circumstances, their courage in adapting to changing conditions resulting from the global pandemic, and their grace and their tireless efforts in serving our valued customers and communities.”

Operating Results
                     Second quarter 2020 compared to first quarter 2020
Reported Results:
•
Net income of $18.9 million compared with $7.1 million
•
Earnings per fully diluted share of $0.81 compared to $0.30
•
Net interest margin of 3.12%, compared to 2.93%

Core Results:
•
Net income of $20.2 million compared with $8.1 million
•
Earnings per fully diluted share of $0.86 compared to $0.34
•
Pre provision income before income taxes of $32.0 million compared to $24.1 million
•
Efficiency ratio of 62.6% compared to 68.5%

Financial Position
        Second quarter 2020 compared to first quarter 2020
•
Loan originations: $833 million a 25% increase
•
Loans held for sale originations: $537 million, a 58% increase
•
Deposits increased by $399 million, an 8% increase
•
Noninterest-bearing deposits: 18.6% of total deposits compared to 14.6%
•
Period ending cost of deposits of 0.51%, compared to 0.72%
•
Tangible book value per share of $28.73, a 4% increase

Mr. Mason continued, “Although the effects of the global pandemic continue and the long-term impacts are yet to be fully realized, we are encouraged by the performance of our loan portfolio. Our delinquencies have remained low and new requests for forbearance have been minimal since the end of April. We are seeing positive trends in loans granted forbearance including resumed business activity and minimal requests for extensions of forbearance. In fact, the majority of our commercial and industrial loans for which we have provided forbearance have completed their forbearance periods and are again making regular payments. However, given the uncertain pandemic environment we have recorded additional credit loss reserves in the second quarter to address the potential risks. We continued

offering loans under the Payment Protection Program ("PPP") through the end of the second quarter, resulting in many new customers and increased deposits.”

Covid-19 Updates
•
Loans in forbearance granted through June 30, 2020: 722 loans; $387 million
•
Provision for credit losses of $6.5 million in the quarter
•
PPP loans as of June 30, 2020: 1,781 loans; $296 million
•
All deposit branches are operating with reduced hours and by appointment only as of June 30, 2020

Mr. Mason concluded, “Due to our relatively low levels of potential COVID-19 credit risk and growing clarity of ultimate risk, strong earnings and ample capital and liquidity, we resumed our previously suspended share repurchase program in the second quarter and have received authorization from our Board to repurchase an additional $25 million of our shares. Finally, in June 2020, we welcomed Jeffrey D. Green to our Board of Directors. As a former audit partner at Moss Adams and head of their Banking practice group, Jeff is a certified public accountant and has significant financial institutions and accounting experience and he will make a great addition to our Board of Directors.”

Other
•
Repurchased a total of 396,795 shares of our common stock at an average price of $24.17 per share during the second quarter
•
Remaining repurchase authorization of $2.1 million
•
Approved an additional $25 million stock repurchase, subject to regulatory non-objection
•
Declared a cash dividend of $0.15 per share in the quarter, payable on August 24, 2020
•
Full time equivalent employees: 987 as of June 30, 2020

Conference Call
HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, July 28, 2020 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and John M. Michel, Executive Vice President and CFO, will discuss second quarter 2020 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10145508 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10145508.

About HomeStreet

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended
(dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Select Income Statement Data:
Net interest income	$51,496	$45,434	$45,512	$47,134	$49,187
Provision for credit losses	6,469	14,000	(2,000)	—	—
Noninterest income	36,602	32,630	21,931	24,580	19,829
Noninterest expense	57,652	55,184	53,215	55,721	58,832
Income from continuing operations: (1)
Before income taxes	23,977	8,880	16,228	15,993	10,184
Total	18,904	7,139	13,105	13,665	8,892
Income per share - diluted	0.81	0.30	0.54	0.55	0.32
Core net income: (2)
Total	$20,155	$8,116	$14,957	$14,388	$10,173
Income per share - diluted	0.86	0.34	0.61	0.58	0.38
Pre-provision income before income taxes:
Core (2)	$32,033	$24,095	$16,520	$16,840	$11,651

Selected Performance Ratios:
Return on average tangible equity - annualized: (2)
Net income	11.4%	4.4%	6.6%	8.4%	(3.2)%
Continuing operations:
Total	11.4%	4.4%	7.9%	8.3%	5.1%
Core (2)	12.2%	4.9%	9.0%	8.8%	5.8%
Return on average assets - annualized:
Net income	1.05%	0.42%	0.64%	0.79%	(0.31)%
Continuing operations:
Total	1.05%	0.42%	0.76%	0.78%	0.49%
Core (2)	1.12%	0.48%	0.87%	0.82%	0.56%

Efficiency ratio	62.6%	68.5%	74.8%	75.9%	82.4%
Net interest margin	3.12%	2.93%	2.87%	2.96%	3.11%

Other data:
Full-time equivalent employees (ending)	987	996	1,071	1,132	1,221

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of:
(dollars in thousands, except share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Selected Balance Sheet Data:
Loans held for sale	$303,546	$140,527	$208,177	$172,958	$145,252
Loans held for investment, net	5,367,278	5,034,930	5,072,784	5,139,108	5,287,859
Allowance for credit losses ("ACL")	65,000	58,299	41,772	43,437	43,254
Investment securities	1,171,821	1,058,492	943,150	866,736	803,819
Total assets	7,351,118	6,806,718	6,812,435	6,835,878	7,200,790
Deposits	5,656,321	5,257,057	5,339,959	5,804,307	5,590,893
Borrowings	713,590	558,590	471,590	5,590	387,590
Long-term debt	125,744	125,697	125,650	125,603	125,556
Total shareholders' equity	694,649	677,314	679,723	691,136	723,910
Other Data:
Book value per share	30.19	28.97	28.45	28.32	27.75
Tangible book value per share (2)	28.73	27.52	27.02	26.83	26.34
Tangible common equity to tangible assets (2)	9.03%	9.50%	9.52%	9.63%	9.59%
Shares outstanding at end of period	23,007,400	23,376,793	23,890,855	24,408,513	26,085,164
Loans to deposit ratio	101.4%	99.6%	99.7%	92.3%	98.0%
Credit Quality:
ACL to total loans (3)	1.30%	1.17%	0.87%	0.84%	0.81%
ACL to nonaccrual loans (4)	296.7%	449.3%	324.8%	349.4%	435.6%
Nonaccrual loans to total loans (4)	0.40%	0.25%	0.25%	0.24%	0.19%
Nonperforming assets to total assets	0.31%	0.21%	0.21%	0.21%	0.16%
Nonperforming assets	$22,642	$14,318	$14,254	$14,186	$11,683
Regulatory Capital Ratios:
Bank
Tier 1 leverage ratio	9.79%	10.06%	10.56%	10.17%	9.86%
Total risk-based capital	14.08%	13.95%	14.37%	14.37%	14.15%
Company
Tier 1 leverage ratio	9.73%	10.15%	10.16%	10.04%	10.12%
Total risk-based capital	13.48%	13.50%	13.40%	13.69%	13.95%

(1)	Discontinued operations accounting was terminated effective January 1, 2020.

(2)	For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(3)
The reserve rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA, including PPP loans for the periods of June 30, 2020, March 31, 2020 and December 31, 2019 balances

(4)	Prior to January 1, 2020 and the adoption of ASU 2016-13 CECL, the allowance for loan losses was used in this calculation in place of ACL.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	June 30, 2020	December 31, 2019

ASSETS
Cash and cash equivalents	$65,918	$57,880
Investment securities	1,171,821	943,150
Loans held for sale	303,546	208,177
Loans held for investment, (net of allowance for credit losses of $65,000 and $41,722)	5,367,278	5,072,784
Mortgage servicing rights	78,386	97,603
Premises and equipment, net	72,356	76,973
Other real estate owned	735	1,393
Goodwill and other intangibles	33,563	34,252
Other assets	257,515	291,595
Assets of discontinued operations	—	28,628
Total assets	$7,351,118	$6,812,435
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$5,656,321	$5,339,959
Borrowings	713,590	471,590
Long-term debt	125,744	125,650
Accounts payable and other liabilities	160,814	192,910
Liabilities of discontinued operations	—	2,603
Total liabilities	6,656,469	6,132,712
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
23,007,400 and 23,890,855 shares issued and outstanding	290,871	300,729
Retained earnings	375,268	374,673
Accumulated other comprehensive income	28,510	4,321
Total shareholders' equity	694,649	679,723
Total liabilities and shareholders' equity	$7,351,118	$6,812,435

HomeStreet, Inc. and Subsidiaries
Consolidated Income Statements

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share data)	2020	2019	2020	2019
Interest income:
Loans	$55,728	$67,015	$114,737	$129,934
Investment securities	5,999	4,884	10,386	10,448
Cash, Fed Funds and other	75	180	428	380
Total interest income	61,802	72,079	125,551	140,762
Interest expense:
Deposits	8,175	16,940	22,958	31,252
Borrowings	2,131	5,952	5,663	12,766
Total interest expense	10,306	22,892	28,621	44,018
Net interest income	51,496	49,187	96,930	96,744
Provision for credit losses	6,469	—	20,469	1,500
Net interest income after provision for credit losses	45,027	49,187	76,461	95,244
Noninterest income:
Net gain on loan origination and sale activities	30,027	12,178	52,568	14,785
Loan servicing income	2,402	2,822	8,503	3,923
Deposit fees	1,566	2,024	3,456	3,769
Other	2,607	2,805	4,705	5,444
Total noninterest income	36,602	19,829	69,232	27,921
Noninterest expense:
Compensation and benefits	34,427	34,795	66,859	60,593
Information services	7,405	7,852	14,929	15,828
Occupancy	7,959	6,960	14,728	12,940
General, administrative and other	7,861	9,225	16,320	17,317
Total noninterest expense	57,652	58,832	112,836	106,678
Income from continuing operations before income taxes	23,977	10,184	32,857	16,487
Income taxes from continuing operations	5,073	1,292	6,814	2,537
Income from continuing operations	18,904	8,892	26,043	13,950
Loss from discontinued operations before income taxes	—	(16,678)	—	(25,118)
Income tax benefit for discontinued operations	—	(2,198)	—	(3,865)
Loss from discontinued operations	—	(14,480)	—	(21,253)
Net income (loss)	$18,904	$(5,588)	$26,043	$(7,303)
Net income (loss) per share:
Basic:
Income from continuing operations	$0.81	$0.32	$1.11	$0.51
Loss from discontinued operations	—	(0.54)	—	(0.79)
Total	$0.81	$(0.22)	$1.11	$(0.28)

Diluted:
Income from continuing operations	$0.81	$0.32	$1.10	$0.51
Loss from discontinued operations	—	(0.54)	—	(0.79)
Total	$0.81	$(0.22)	$1.10	$(0.28)
Weighted average shares outstanding:
Basic	23,330,494	26,619,216	23,509,712	26,820,361
Diluted	23,479,845	26,802,130	23,670,063	26,993,653

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(dollars in thousands, except share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Interest income:
Loans	$55,728	$59,009	$61,330	$64,779	$67,015
Investment securities	5,999	4,387	5,204	4,879	4,884
Cash, Fed Funds and other	75	353	233	419	180
Total interest income	61,802	63,749	66,767	70,077	72,079
Interest expense:
Deposits	8,175	14,783	18,635	20,502	16,940
Borrowings	2,131	3,532	2,620	2,441	5,952
Total interest expense	10,306	18,315	21,255	22,943	22,892
Net interest income	51,496	45,434	45,512	47,134	49,187
Provision for credit losses	6,469	14,000	(2,000)	—	—
Net interest income after provision for credit losses	45,027	31,434	47,512	47,134	49,187
Noninterest income:
Net gain on loan origination and sale activities	30,027	22,541	13,386	15,951	12,178
Loan servicing income	2,402	6,101	2,666	3,196	2,822
Deposit fees	1,566	1,890	2,078	2,079	2,024
Other	2,607	2,098	3,801	3,354	2,805
Total noninterest income	36,602	32,630	21,931	24,580	19,829
Noninterest expense:
Compensation and benefits	34,427	32,432	30,420	33,341	34,795
Information services	7,405	7,524	7,602	8,173	7,852
Occupancy	7,959	6,769	7,951	6,228	6,960
General, administrative and other	7,861	8,459	7,242	7,979	9,225
Total noninterest expense	57,652	55,184	53,215	55,721	58,832
Income from continuing operations before income taxes	23,977	8,880	16,228	15,993	10,184
Income taxes for continuing operations	5,073	1,741	3,123	2,328	1,292
Income from continuing operations	18,904	7,139	13,105	13,665	8,892
Income (loss) from discontinued operations before income taxes	—	—	(3,357)	190	(16,678)
Income taxes (benefit) for discontinued operations	—	—	(1,240)	28	(2,198)
Income (loss) from discontinued operations	—	—	(2,117)	162	(14,480)
Net income (loss)	$18,904	$7,139	$10,988	$13,827	$(5,588)
Net income (loss) per share:
Basic:
Income from continuing operations	$0.81	$0.30	$0.54	$0.55	$0.32
Income (loss) from discontinued operations	—	—	(0.09)	0.01	(0.54)
Total	$0.81	$0.30	$0.45	$0.55	$(0.22)
Diluted:
Income from continuing operations	$0.81	$0.30	$0.54	$0.54	$0.32
Income (loss) from discontinued operations	—	—	(0.09)	0.01	(0.54)
Total	$0.81	$0.30	$0.45	$0.55	$(0.22)
Weighted average shares outstanding:
Basic	23,330,494	23,688,930	24,233,434	24,419,793	26,619,216
Diluted	23,479,845	23,860,280	24,469,891	24,625,938	26,802,130

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

(dollars in thousands)	For the Quarter Ended		For the Six Months Ended
Average Balances:	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Investment securities	$1,117,449	$807,575	$1,048,637	$846,477
Loans	5,505,913	5,829,264	5,362,124	5,676,215
Total interest earning assets	6,670,106	6,699,821	6,461,626	6,586,504
Deposits: Interest-bearing	4,220,307	4,361,850	4,277,032	4,254,411
Deposits: Non-interest-bearing	1,274,891	1,147,682	1,142,186	1,101,852
Borrowings	726,330	678,561	605,031	782,998
Long-term debt	125,713	125,528	125,690	125,504
Total interest-bearing liabilities	5,072,350	5,165,939	5,007,753	5,162,912

Average Yield/Rate:
Investment securities	2.40%	2.62%	2.23%	2.67%
Loans	4.03%	4.79%	4.26%	4.80%
Total interest earning assets	3.74%	4.50%	3.91%	4.50%
Deposits: Interest-bearing	0.78%	1.57%	1.08%	1.49%
Total deposits	0.60%	1.24%	0.86%	1.19%
Borrowings	0.36%	2.64%	0.82%	2.68%
Long-term debt	4.55%	5.47%	4.80%	5.52%
Total interest-bearing liabilities	0.81%	1.80%	1.15%	1.77%
Net interest rate spread	2.93%	2.70%	2.76%	2.73%
Net interest margin	3.12%	3.11%	3.03%	3.11%

(dollars in thousands)	As of:
Average Balances:	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Investment securities	$1,117,449	$979,825	$878,901	$790,313	$807,575
Loans	5,505,913	5,218,337	5,371,188	5,543,167	5,829,264
Total interest earning assets	6,670,106	6,253,147	6,328,179	6,437,903	6,699,821
Deposits: Interest-bearing	4,220,307	4,333,756	4,674,797	4,846,585	4,361,850
Deposits: Noninterest-bearing	1,274,891	931,136	923,493	975,490	1,147,682
Borrowings	726,330	483,733	187,696	102,270	678,561
Long-term debt	125,713	125,666	125,619	125,574	125,528
Total interest-bearing liabilities	5,072,350	4,943,155	4,988,112	5,074,429	5,165,939

Average Yield/Rate:
Investment securities	2.40%	2.03%	2.51%	2.64%	2.62%
Loans	4.03%	4.51%	4.53%	4.69%	4.79%
Total interest earning assets	3.74%	4.10%	4.21%	4.38%	4.50%
Deposits: Interest-bearing	0.78%	1.38%	1.59%	1.69%	1.57%
Total deposits	0.60%	1.14%	1.33%	1.41%	1.24%
Borrowings	0.36%	1.51%	1.97%	2.75%	2.64%
Long-term debt	4.55%	5.04%	5.23%	5.37%	5.47%
Total interest-bearing liabilities	0.81%	1.48%	1.69%	1.81%	1.80%
Net interest rate spread	2.93%	2.62%	2.52%	2.57%	2.70%
Net interest margin	3.12%	2.93%	2.87%	2.96%	3.11%

Results of Operations

Non-core Amounts
During the second quarter of 2020, non-core items included $1.6 million of impairments related to vacant space resulting from our prior restructuring, $743 thousand of income related to a contingent payout related to our 2019 sale of our discontinued home lending centers and $551 thousand of other restructuring costs. During the first quarter of 2020, non-core items included $211 thousand of impairments related to space vacated resulting from our prior restructuring and $1.0 million of other restructuring costs.
Second Quarter of 2020 Compared to the First Quarter of 2020

Our net income and income before taxes were $18.9 million and $24.0 million, respectively, in the second quarter of 2020, as compared to $7.1 million and $8.9 million, respectively, during the first quarter of 2020. The $15.1 million increase in income before taxes was due to higher net interest income, a lower provision for credit losses and higher noninterest income which were partially offset by higher noninterest expense.

Our effective tax rate during the second quarter of 2020 was 21.2% as compared to 19.6% in the first quarter of 2020 and a statutory rate of 23.7%. Our effective tax rate was lower than our statutory rate due primarily to the benefits of tax advantaged investments. The effective tax rate in the first quarter also benefited from tax deductions arising from the issuance of stock under our employee equity programs.

Net interest income was higher in the second quarter of 2020 as our net interest margin increased to 3.12% primarily due to a 31 basis point increase in our net interest rate spread and a 7% increase in interest-earning assets. Our costs of interest-bearing liabilities decreased from 1.48% in the first quarter to 0.81% in the second quarter due to a decrease in market interest rates which allowed us to reprice our deposits and borrowings at lower rates. The benefit of these lower funding costs was partially offset by lower yields on interest earning assets. The 36 basis point decrease in yield on interest earning assets was due to the origination of loans and purchases of securities with rates below our current portfolio rates, the ongoing repricing of variable rate loans and the prepayment and paydown of higher yielding loans and investments from our portfolios.

The provision for credit losses was $6.5 million for the second quarter of 2020 as compared to $14.0 million in the first quarter of 2020. Due to adverse economic conditions related to the COVID-19 pandemic, we recorded additional provisions for credit losses in both quarters as an estimate of the potential impact of those conditions on our loan portfolio. The provision recorded in the second quarter was based on an evaluation of credit risk related to the commercial business loans and commercial real estate loans granted forbearance during the first and second quarters which we believe will experience a higher probability of default and increased credit losses.

The increase in noninterest income for the second quarter of 2020 as compared to the first quarter of 2020, was due to a $7.5 million increase in gains on loan sales, which was partially offset by a $3.7 million decrease in loan servicing income. The increase in gains on loan sales was due to an increase in profit margins. The decrease in loan servicing income was due primarily to favorable risk management results on mortgage servicing rights in the first quarter.

The $2.5 million increase in noninterest expense in the second quarter of 2020 as compared to the first quarter of 2020 was due to increases in compensation and benefits costs and occupancy costs. The increase in compensation and benefits was due to increased commissions and bonuses paid on higher levels of loan originations, including loans made under the Paycheck Protection Program ("PPP"). Additionally, in the second quarter of 2020, we recorded $1.6 million of impairments related to vacant space resulting from our prior restructuring.

Second Quarter of 2020 Compared to the Second Quarter of 2019

Our income from continuing operations and income from continuing operations before income taxes were $18.9 million and $24.0 million, respectively, in the second quarter of 2020, as compared to $8.9 million and $10.2 million, respectively, during the second quarter of 2019. The $13.8 million increase in income from continuing operations before income taxes was due to higher net interest income, higher noninterest income and lower noninterest expense which were partially offset by a higher provision for credit losses.

Our effective tax rate during the second quarter of 2020 was 21.2% as compared to 12.7% in the second quarter of 2019 for continuing operations and a statutory rate of 23.7%. Our effective tax rate was lower than our statutory rate due primarily to the benefits of tax advantaged investments. In the second quarter of 2019, the benefits of tax advantaged investments were a higher proportion of total earnings, resulting in a lower effective tax rate.

Net interest income was higher in the second quarter of 2020 as compared to the second quarter of 2019 because our net interest margin increased to 3.12% primarily due to a 23 basis point increase in our net interest rate spread. Our costs of interest-bearing liabilities decreased from 1.80% in the second quarter of 2019 to 0.81% in the second quarter of 2020 due to a decrease in market interest rates which allowed us to reprice our deposits and borrowings at lower rates. The benefit of these lower funding costs was partially offset by lower yields on interest earning assets. The 76 basis point decrease in yield on interest earning assets was due to the origination of loans and purchases of securities with rates below our current portfolio rates, the ongoing repricing of variable rate loans and the prepayment and paydown of higher yielding loans and investments from our portfolios.

The provision for credit losses was $6.5 million for the second quarter of 2020, as compared to no provision in the second quarter of 2019. Due to the adverse economic conditions related to the COVID-19 pandemic, we recorded an additional provision for credit losses in the second quarter of 2020 as an estimate of the potential impact of these conditions on our loan portfolio. The provision recorded in the second quarter of 2020 was based on an evaluation of credit risk related to the commercial business loans and commercial real estate loans granted forbearance during the first and second quarters which we believe will experience a higher probability of default and increased credit losses.

The increase in noninterest income for the second quarter of 2020 as compared to the second quarter of 2020, was due to a $17.8 million increase in gains on loan sales related to higher volumes of rate locks and an increase in profit margins.

The $1.2 million decrease in noninterest expenses in the second quarter of 2020 compared to the second quarter of 2019 was primarily due to decreases general and administrative costs related to our cost savings initiatives which were partially offset by $1.6 million of impairments related to vacant space resulting from our prior restructuring recorded in the second quarter of 2020.

Six Months Ended June 30, 2020 Compared to the Six Months Ended June 30, 2019

Our income from continuing operations and income from continuing operations before income taxes were $26.0 million and $32.9 million, respectively, in the six months ended June 30, 2020, as compared to $14.0 million and $16.5 million, respectively, during the six months ended June 30, 2019. The $16.4 million increase in income from continuing operations before income taxes was due to higher noninterest income which was partially offset by a higher provision for credit losses and higher noninterest expense.

Our effective tax rate during the six months ended June 30, 2020 was 20.7% as compared to 15.4% in the six months ended June 30, 2019 and a statutory rate of 23.7%. Our effective tax rate was lower than our statutory rate due primarily to the benefits of tax advantaged investments. In the first six months of 2019, the benefits of tax advantaged investments were a higher proportion of total earnings, resulting in a lower effective tax rate.

Net interest income was relatively unchanged as the classification of $1.2 million of net interest income associated with the legacy mortgage business in the first quarter of 2019 as discontinued operations in the first quarter of 2019 was offset by lower average balances of interest earning assets and a decrease in our net interest margin. The decrease in our net interest margin was due to the reduced benefit of noninterest-bearing liabilities on the net interest margin as rates decrease and a lower proportion of equity in the first six months of 2020 as compared to the first six months of 2019, the effects of which were partially offset by an increase in our net interest rate spread. Our net interest rate spread increased because decreases in the rates paid on interest bearing liabilities were greater than the decrease in the yield on our interest earning assets.
The 59 basis point decrease in yield on interest earning assets was due to the origination of loans and purchases of securities with rates below our current portfolio rates, the ongoing repricing of variable rate loans and the prepayment and paydown of higher yielding loans and investments from our portfolios. Our cost of interest-bearing liabilities decreased from 1.77% in the six months ended June 30, 2019 to 1.15% in the six months ended June 30, 2020 due to a decrease in market interest rates which allowed us to reprice our deposits and borrowings at lower rates.

The provision for credit losses was $20.5 million for the six months ended June 30, 2020 as compared to $1.5 million in the six months ended June 30, 2019. Due to adverse economic conditions related to the COVID-19 pandemic, we recorded provisions for credit losses in 2020 as an estimate of the potential impact of these conditions on our loan portfolio. Due to adverse economic conditions related to the COVID-19 pandemic, we recorded additional provisions for credit losses in the first two quarters of 2020 as an estimate of the potential impact of those conditions on our loan portfolio, including an evaluation of the credit risk related to the commercial business loans and commercial real estate loans granted forbearance during 2020 which we believe will experience a higher probability of default and increased credit losses. This was based on an assumption that these loans will experience a higher probability of default and result in increased credit losses.

The increase in noninterest income for the six months ended June 30, 2020 compared to the same period in 2019, was due to an increase in gains on sale of loans and servicing income. The increase in gains on loan sales was due to higher volumes of rate locks and an increase in profit margins and the classification of $18 million of gains on sales of loans associated with the legacy mortgage business as discontinued operations in the first quarter of 2019. The increase in loan servicing income was due to the classification of $5 million of loan servicing income in the first quarter of 2019 as discontinued operations.

The $6.2 million increase in noninterest expenses in the six months ended June 30, 2020 compared to the same period in the prior year was due to increases in compensation and benefits costs and occupancy costs which were partially offset by lower general and administrative costs. The increase in compensation and benefits costs was due to the classification of $7 million of compensation and benefits costs associated with the legacy mortgage business as discontinued operations in the first quarter of 2019 and increased commissions and bonuses paid on higher loan originations levels, including loans made under PPP, which were partially offset by reduced levels of staffing. Occupancy expenses in the first six months of 2020 included $1.8 million of impairments related to vacant space resulting from our prior restructuring. General and administrative costs declined due to the benefits of our cost savings initiatives.

Financial Position

During the first six months of 2020, total assets increased by $539 million due to a $229 million increase in investment securities, a $95 million increase in loans held for sale and a $294 million increase in net, loans held for investment which were partially offset by a $19 million decrease in mortgage servicing rights and a $34 million decrease in other assets. The increase in the loans held for sale reflected the increased level of single family loan originations during the second quarter compared to the fourth quarter of 2019. Loans held for investment increased due to $1.5 billion of originations, including the origination of $296 million of loans under PPP, which was partially offset by sales of $243 million and prepayments and scheduled payments of $940 million. The decrease in mortgage servicing rights reflected the impact of increased prepayments while the decrease in other assets was due to a $39 million decrease in lease assets and lease liabilities due to changes in assumptions regarding the exercise of renewal options available under lease agreements. Total liabilities increased by $524 million due to a $316 million increase in deposits and a $242 million increase in borrowings which were partially offset by a $32 million decrease in other liabilities. The increase in deposits was due to a $446 million increase in business and consumer accounts, due in part to the funding of PPP loans to customer accounts and the addition of new customers through PPP, which was partially offset by a $130 million decrease in wholesale deposits. The increase in borrowings relates to the funding of the increase in total investments.

Credit Quality

As of June 30, 2020, our ratio of nonperforming assets to total assets remained low at 0.31% while our ratio of total loans delinquent over 30 days to total loans was 0.51%. As a result of the COVID-19 pandemic, the Company has approved forbearances for some of its borrowers. The status of these forbearances as of June 30, 2020 is as follows:

	Forbearances Granted		Forbearances Complete		Forbearances Remaining
(dollars in thousands)	Number	Amount	Number of loans	Amount	Number of loans	Amount
Loan type: (1)
Commercial and industrial:
Commercial business	125	$75,834	114	$71,313	11	$4,521
CRE owner occupied	30	$74,759	23	$53,478	7	$21,281
Subtotal	155	150,593	137	124,791	18	25,802
CRE nonowner occupied	17	$72,909	1	$1,595	16	$71,314
Single family	187	98,031	2	1,484	185	96,547
HELOCs and consumer	213	27,973	4	197	209	27,776
Total	572	$349,506	144	$128,067	428	$221,439

(1) The above schedule does not include any SBA guaranteed loans for which the government is making payments as provided for under the CARES Act, or single family loans that are guaranteed by Ginnie Mae.

The forbearances granted for commercial and industrial loans and CRE nonowner occupied loans were generally for a period of 3 months while the forbearances for single family, HELOCs and consumer loans were generally for a period of 3 to 6 months.

As of June 30, 2020, 88% of the commercial and industrial loans granted forbearance have completed their forbearance period and have resumed payments and only 3% of the borrowers have requested a second forbearance period. Based on information obtained through discussions with these borrowers, almost all of them have reopened their business at some level and they do not currently foresee the need for additional forbearance.

The forbearance periods for the majority of the loans granted forbearance that were not complete as of June 30, 2020 are scheduled to be completed in the third quarter of 2020.

We remain cautious in our ongoing evaluation of ultimate credit risk in loans for which we have provided forbearance given the uncertain pandemic environment.

During the second quarter, the Company recorded a provision for credit losses of $6.5 million to estimate the potential credit losses related to commercial and industrial and CRE non-owner occupied loans which were granted forbearances. In computing our allowance for credit losses, we assumed that the probability of default would be elevated for these types of loans. As a result, the allowance for credit losses as a percentage of the outstanding balance of loans (net of any government guaranteed balances such as the PPP loans) was 4.0% for commercial business loans, 1.2% for CRE owner occupied loans and 0.8% for CRE nonowner occupied loans.

Loans Held for Investment

(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Consumer loans
Single family (1)	$983,166	$988,967	$1,072,706	$1,190,666	$1,261,910
Home equity and other	484,757	525,544	553,376	589,411	610,801
Total consumer loans	1,467,923	1,514,511	1,626,082	1,780,077	1,872,711
Commercial real estate loans
Non-owner occupied commercial real estate	867,967	872,173	895,546	795,563	767,995
Multifamily	1,306,079	1,167,242	999,140	922,445	997,970
Construction/land development	630,066	626,969	701,762	762,341	778,800
Total commercial real estate loans	2,804,112	2,666,384	2,596,448	2,480,349	2,544,765
Commercial and industrial loans
Owner occupied commercial real estate	462,903	473,338	477,316	475,634	469,960
Commercial business	697,340	438,996	414,710	446,485	443,677
Total commercial and industrial loans	1,160,243	912,334	892,026	922,119	913,637
Total (2)	5,432,278	5,093,229	5,114,556	5,182,545	5,331,113
Allowance for credit losses	(65,000)	(58,299)	(41,772)	(43,437)	(43,254)
Net	$5,367,278	$5,034,930	$5,072,784	$5,139,108	$5,287,859

(1)
Includes $5.8 million, $4.9 million, $3.5 million, $5.3 million and $4.5 million of single family loans that are carried at fair value at June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019 and June 30, 2019, respectively.

(2) Deferred loans fees and costs of $24.5 million, $25.7 million and $26.5 million are now included within the carrying amounts of the respective loan balances as of December 31, 2019, September 30, 2019, and June 30, 2019, respectively in order to conform to the current period presentation.

Loan Roll-forward

(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Loans - beginning balance (1)	$5,093,229	$5,114,556	$5,182,545	$5,331,113	$5,389,145
Originations and advances	833,111	667,039	833,265	604,574	693,573
Sales	—	(242,580)	(238,672)	(186,955)	(188,403)
Payoffs, paydowns and other (1)	(494,009)	(445,562)	(662,242)	(566,171)	(562,411)
Charge-offs and transfers to OREO	(53)	(224)	(340)	(16)	(791)
Loans - ending balance (1)	$5,432,278	$5,093,229	$5,114,556	$5,182,545	$5,331,113

(1) Deferred loans fees and costs of $24.5 million, $25.7 million, and $26.5 million are now included within the carrying amounts of the respective loan balances as of December 31, 2019, September 30, 2019, and June 30, 2019, respectively, in order to conform to the current period presentation.

Loan Originations and Advances

(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Consumer loans
Single family	$122,729	$61,934	$55,782	$74,331	$80,931
Home equity and other	31,717	43,252	43,944	59,582	75,765
Total consumer loans	154,446	105,186	99,726	133,913	156,696
Commercial real estate loans
Non-owner occupied commercial real estate	4,279	37,280	125,715	36,740	29,242
Multifamily	191,345	279,948	342,238	161,171	203,371
Construction/land development	137,747	158,800	181,121	189,829	204,544
Total commercial real estate loans	333,371	476,028	649,074	387,740	437,157
Commercial and industrial loans
Owner occupied commercial real estate	5,762	16,767	38,706	27,437	35,045
Commercial business	339,532	69,058	45,759	55,484	64,675
Total commercial and industrial loans	345,294	85,825	84,465	82,921	99,720
	$833,111	$667,039	$833,265	$604,574	$693,573

Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Allowance for credit losses
Beginning balance	$58,299	$41,772	$43,437	$43,254	$43,176
Provision for credit losses	6,705	14,655	(1,868)	177	(14)
Recoveries (charge-offs), net	(4)	29	203	6	92
Impact of ASC 326 adoption	—	1,843	—	—	—
Ending balance	$65,000	$58,299	$41,772	$43,437	$43,254

Allowance for unfunded commitments:
Beginning balance	$2,307	$1,065	$1,197	$1,374	$1,360
Provision for credit losses	(236)	(655)	(132)	(177)	14
Impact of ASC 326 adoption	—	1,897	—	—	—
Ending balance	$2,071	$2,307	$1,065	$1,197	$1,374

Provision for credit losses:
Allowance for credit losses - loans	6,705	$14,655	$(1,868)	$177	$(14)
Allowance for unfunded commitments	(236)	(655)	(132)	(177)	14
Total	$6,469	$14,000	$(2,000)	$—	$—

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due		Nonaccrual	90 days or more past due and accruing	Total past due	Current		Total loans

June 30, 2020
Total loans held for investment	$4,985	$5,463		$21,907	$18,589	$50,944	$5,381,334		$5,432,278
Less: guaranteed portion of certain loans (1)	3,198	2,359		1,478	18,589	$25,624	395,798		421,422
Total loans, net	$1,787	$3,104		$20,429	$—	$25,320	$4,985,536		$5,010,856
Net %	0.04%	0.06%		0.41%	—%	0.51%	99.49%		100.00%

March 31, 2020
Total loans held for investment	$7,082	$2,775		$12,975	$20,845	$43,677	$5,049,552		$5,093,229
Less: guaranteed portion of certain loans (1)	5,192	2,102	—	1,434	20,845	$29,573	68,353	—	97,926
Total loans, net	$1,890	$673		$11,541	$—	$14,104	$4,981,199		$4,995,303
Net %	0.04%	0.01%		0.23%	—%	0.28%	99.72%		100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA or SBA, including PPP loans.

Allocation of Allowance for Credit Losses by Product Type

(in thousands)	June 30, 2020		March 31, 2020		January 1, 2020
Allowance for credit losses	Reserve Balance	Reserve Rate (1)	Reserve Balance	Reserve Rate (1)	Reserve Balance	Reserve Rate (1)
Single family	$8,070	0.93%	8,587	0.96%	6,918	0.70%
Home equity and other	11,126	2.31%	12,408	2.36%	10,868	1.96%
Total consumer loans	19,196	1.42%	20,995	1.48%	17,786	1.16%

Non-owner occupied commercial real estate	7,325	0.84%	9,021	1.04%	3,853	0.43%
Multifamily	5,387	0.41%	4,265	0.37%	4,038	0.40%
Construction/land development
Multifamily construction	$3,811	2.38%	$3,218	2.08%	$3,541	1.88%
Commercial real estate construction	440	0.82%	382	0.69%	509	0.92%
Single family construction	5,869	2.29%	6,585	2.53%	8,080	2.84%
Single family construction to permanent	1,515	0.93%	1,512	0.95%	1,203	0.70%
Total commercial real estate loans	24,347	0.87%	24,983	0.94%	21,224	0.82%
Owner occupied commercial real estate	5,641	1.23%	4,160	0.88%	1,180	0.25%
Commercial business	15,816	4.04%	8,161	1.88%	3,425	0.83%
Total commercial and industrial loans	21,457	2.52%	12,321	1.36%	4,605	0.52%
Total	$65,000	1.30%	$58,299	1.17%	$43,615	0.87%
(1) The reserve rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA, including PPP loans.

Production Volumes for Sale to the Secondary Market

	Quarter Ended
(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019		September 30, 2019		June 30, 2019

Loan originations
Single family loans	$537,386	$339,881	$442,445	(2)	$652,208	(2)	$1,462,780	(2)
Commercial and industrial and CRE loans	65,338	69,818	61,303		60,278		72,142
Loans sold (1)
Single family loans	$397,150	$309,853	$572,430	(2)	$893,959	(2)	$1,454,064	(2)
Commercial and industrial and CRE loans	48,622	282,457	257,378		270,753		151,662
Net gain on loan origination and sale activities (1)
Single family loans	$28,288	$17,831	$8,074		$9,628		$33,549
Commercial and industrial and CRE loans	1,739	4,710	5,312		6,693		2,826
Amounts attributed to discontinued operations	—	—	—		(370)		(24,197)
Total	$30,027	$22,541	$13,386		$15,951		$12,178

(1) Includes loans originated as held for investment.
(2) Includes both continuing and discontinued operations.

Loan Servicing Income

	Quarter Ended
(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019		September 30, 2019		June 30, 2019

Single family servicing income, net:
Servicing fees and other	$4,254	$4,979	$5,149		$5,252		$3,883
Changes - amortization (1)	(4,351)	(3,494)	(3,776)		(4,489)		(3,422)
Net	(97)	1,485	1,373	(1)	763	(1)	461	(1)
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)(3)	(2,166)	(16,844)	5,189		(7,501)		(9,415)
Net gain (loss) from derivatives hedging	2,318	19,921	(5,482)		9,040		7,194
Subtotal	152	3,077	(293)		1,539		(2,221)
Single family servicing income (loss)	55	4,562	1,080		2,302		(1,760)
Commercial loan servicing income:
Servicing fees and other	3,606	3,014	3,068		2,711		2,831
Amortization of capitalized MSRs	(1,259)	(1,475)	(1,412)		(1,315)		(1,104)
Total	2,347	1,539	1,656		1,396		1,727
Amounts attributed to discontinued operations	—	—	(70)		(502)		2,854
Total loan servicing income	$2,402	$6,101	$2,666		$3,196		$2,821

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)
Includes pre-tax income of $22 thousand, $333 thousand, and pre-tax loss of $2.0 million, net of transaction costs and prepayment reserves, for the fourth quarter of 2019, third quarter 2019, and second quarter of 2019 respectively, from sales of single family MSRs.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Single Family Mortgage Servicing Rights
Beginning balance	$49,933	$68,109	$61,823	$67,723	$68,250
Additions and amortization:
Originations	4,211	2,162	4,895	6,408	10,184
Purchases	—	—	—	14	—
Changes - amortization (1)	(4,351)	(3,494)	(3,776)	(4,489)	(3,422)
Net additions and amortization	(140)	(1,332)	1,119	1,933	6,762
Changes in fair value assumptions (2)	(1,989)	(16,844)	5,167	(7,833)	(7,289)
Ending balance	$47,804	$49,933	$68,109	$61,823	$67,723
Ratio to related loans serviced for others	0.76%	0.74%	0.98%	0.88%	1.00%

CRE Mortgage Servicing Rights
Beginning balance	$30,120	$29,494	$28,801	$27,227	27,692
Originations	1,648	1,957	1,902	2,770	530
Amortization	(1,185)	(1,331)	(1,209)	(1,196)	(995)
Ending balance	$30,583	$30,120	$29,494	$28,801	$27,227
Ratio to related loans serviced for others	1.89%	1.88%	1.90%	1.91%	1.86%

(1)     Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Deposits by Product: (1)
Noninterest-bearing accounts - checking and savings	$1,049,356	$768,776	$704,743	$698,714	$684,898
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	484,869	420,606	373,832	421,750	444,130
Statement savings accounts due on demand	246,817	222,821	219,182	220,401	227,762
Money market accounts due on demand	2,471,388	2,299,442	2,224,494	2,073,907	1,995,244
Total interest-bearing transaction and savings deposits	3,203,074	2,942,869	2,817,508	2,716,058	2,667,136
Total transaction and savings deposits	4,252,430	3,711,645	3,522,251	3,414,772	3,352,034
Certificates of deposit	1,136,483	1,297,924	1,614,533	2,135,869	2,060,376
Noninterest-bearing accounts - other	267,408	247,488	203,175	253,666	311,287
Total deposits	$5,656,321	$5,257,057	$5,339,959	$5,804,307	$5,723,697

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	18.6%	14.6%	13.2%	12.0%	12.0%
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	8.6	8.0	7.0	7.3	7.8
Statement savings accounts, due on demand	4.3	4.2	4.1	3.8	4.0
Money market accounts, due on demand	43.7	43.7	41.7	35.7	34.9
Total interest-bearing transaction and savings deposits	56.6	55.9	52.8	46.8	46.7
Total transaction and savings deposits	75.2	70.5	66.0	58.8	58.7
Certificates of deposit	20.1	24.7	30.2	36.8	36.0
Noninterest-bearing accounts - other	4.7	4.8	3.8	4.4	5.3
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Includes $132.8 million in servicing deposits related to discontinued operations for the period ended June 30, 2019.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which excluded intangible assets from the calculation of capital ratios; (ii) core earnings which exclude certain nonrecurring charges primarily related to our discontinued operations and restructuring activities as we believe this measure is a better comparison to be used for projecting future results; (iii) core pre-provision income before taxes which excludes the provision for credit losses as we believe this provides a better understanding of our current and future results after excluding the substantial provision for credit losses required under CECL and the current COVID-19 economic conditions; and (iv) an efficiency ratio which is the ratio of noninterest expenses to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expenses impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended
(dollars in thousands, except share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Tangible book value per share
Shareholders' equity	$694,649	$677,314	$679,723	$691,136	$723,910
Less: Goodwill and other intangibles	(33,563)	(33,908)	(34,252)	(36,341)	(36,771)
Tangible shareholders' equity	$661,086	$643,406	$645,471	$654,795	$687,139

Common shares outstanding	23,007,400	23,376,793	23,890,855	24,408,513	26,085,164

Computed amount	$28.73	$27.52	$27.02	$26.83	$26.34
Return on average tangible equity (annualized) - Core
Average shareholders' equity	$698,521	$691,292	$701,018	$693,475	$741,330
Less: Average goodwill and other intangibles	(33,785)	(34,125)	(35,050)	(36,617)	(36,604)
Average tangible equity	$664,736	$657,167	$665,968	$656,858	$704,726

Net income from continuing operations	$18,904	$7,139	$13,105	$13,665	$8,892
Adjustments (tax effected)
Lease impairment costs	1,263	170	857	—	196
Other restructuring related charges	434	807	995	723	1,085
Contingent payout	(446)	—	—	—	—
Core earnings	$20,155	$8,116	$14,957	$14,388	$10,173

Ratio	12.2%	4.9%	9.0%	8.8%	5.8%

Return on average tangible equity (annualized)
Average tangible equity (per above)	$664,736	$657,167	$665,968	$656,858	$704,726

Net income (loss)	$18,904	$7,139	$10,988	$13,827	$(5,588)

Ratio	11.4%	4.4%	6.6%	8.4%	(3.2)%

Return on average assets (annualized) - Core
Average assets	$7,207,996	$6,825,993	$6,863,954	$7,004,208	$7,301,714
Core earnings (per above)	20,155	8,116	14,957	14,388	10,173

Ratio	1.12%	0.48%	0.87%	0.82%	0.56%

Efficiency ratio
Noninterest expense
Total	$57,652	$55,184	$53,215	$55,721	$58,832
Adjustments:
Lease impairment costs	(1,602)	(211)	(1,061)	—	(225)
Other restructuring related charges	(551)	(1,004)	(1,231)	(847)	(1,242)
State of Washington taxes	(675)	(512)	(507)	(420)	(525)
Adjusted total	$54,824	$53,457	$50,416	$54,454	$56,840

Total revenues
Net interest income	$51,496	$45,434	$45,512	$47,134	$49,187

Noninterest income	36,602	32,630	21,931	24,580	19,829
Adjustments:
Contingent payout	(566)	—	—	—	—
Adjusted total	$87,532	$78,064	$67,443	$71,714	$69,016

Ratio	62.6%	68.5%	74.8%	75.9%	82.4%

Core diluted earnings per share
Core earnings (per above)	$20,155	$8,116	$14,957	$14,388	$10,173
Fully diluted shares	23,479,845	23,860,280	24,469,891	24,625,938	26,802,130

Ratio	$0.86	$0.34	$0.61	$0.58	$0.38

Pre-provision income before income taxes - Core
Total revenues - Core (per above)	$87,532	$78,064	$67,443	$71,714	$69,016
Noninterest expense - Core (per above)	(54,824)	(53,457)	(50,416)	(54,454)	(56,840)
State of Washington taxes	(675)	(512)	(507)	(420)	(525)
Total	$32,033	$24,095	$16,520	$16,840	$11,651

Effective tax rate used in computations above	21.2%	19.6%	19.2%	14.6%	12.7%

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc., HomeStreet Bank (and any consolidated subsidiaries of HomeStreet, Inc. and HomeStreet Bank) and their operations, performance, financial condition and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the impacts of COVID-19 on our business and operating strategies and plans and on the economies and communities we serve, our expectations about future performance and financial condition, long term value creation, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, the nature and magnitude of additional expected charges related the exit of our home loan center-based mortgage operations . When used in this press release, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with the ongoing impacts of COVID-19 and the extent to which it has impacted and will impact our business, operations and performance, and which could have a negative impact on our credit portfolio, borrowers, and share price, recent restructuring activities, the ongoing need to anticipate and address similar issues affecting our business, and challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow.These limitations and risks include our inability to implement all or a significant portion of the cost reduction measures we have identified, the risk of adverse impacts to our business of reducing the size of our operations; changes in general political and economic conditions that impact our markets and our business; actions by the Federal Reserve Board, the FDIC, Washington State Department of Financial Institutions and financial market conditions that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions, fines or penalties that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities; our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; employee litigation risk arising from current or past operations including but not limited to various restructuring activities undertaken by the Bank in recent years; our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; and the extent of our success in resolving problem assets. The results of our restructuring activities and cost efficiency measures may fall short of our financial and operational expectations. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards; decreases in interest rates; increase in competition for loans; unfavorable changes in general economic conditions, including housing prices, unemployment rates, the job market; the impact of the ongoing COVID-19 pandemic and other similar events or natural disasters; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and recent and future legislative or regulatory actions or reform that affect us directly or our business or the banking or mortgage industries more generally. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the year ended December 31, 2019, which we update from time to time in our filings with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2019 has been derived from our audited financial statements for the year then ended as included in our 2019 Form 10-K. All financial data for the year end December 31, 2019 should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2019 and the notes to such consolidated financial statements of HomeStreet, Inc. and subsidiaries as of and for the fiscal year ended December 31, 2019, as contained in the Company's Annual Report on Form 10-K for such fiscal year.